Exhibit 10.27

EQUIFAX INC.

2000 STOCK INCENTIVE PLAN

FORM OF EXECUTIVE OFFICER

DEFERRED SHARE AWARD AGREEMENT

                This Deferred Share Award Agreement (the “Agreement”) is dated as of the 20th day of December, 2004 and is entered into between Equifax Inc., a Georgia corporation (the “Company”), and «Employee_Name» (the “Employee”).

                In consideration of the mutual promises set forth below, the parties hereto agree as follows.

1.             Grant of Deferred Shares.  Subject to the terms and conditions of this Agreement and the Equifax Inc. 2000 Stock Incentive Plan (the “Plan”), the terms of which are hereby incorporated herein by reference, effective as of the date set forth above (“Grant Date”), the Company hereby grants to the Employee «Shares» restricted stock units in the form of Deferred Shares under the Plan.  Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

2.             Vesting.  Subject to Section 3 below, the Deferred Shares shall vest on or after the date(s) (the “Vesting Date(s)”) set forth below.  Prior to the Vesting Date, the Deferred Shares shall be nontransferable and, except as otherwise provided herein, shall be forfeited upon the Employee’s termination of employment with the Company and its Subsidiaries.

Percentage of
Vesting Date	Deferred Shares Vested
December 20, 2005	0%
December 20, 2006	0%
December 20, 2007	33 1/3%
December 20, 2008	66 2/3%
December 20, 2009	100%

The Committee which administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements.

3.             Termination of Employment.

                (a)           Termination by Death or for Disability.  In the event the Employee dies or becomes Disabled while actively employed by the Company, all outstanding unvested Deferred Shares shall immediately become nonforfeitable and transferable as of the date of Employee’s death or termination as a result of becoming Disabled.  For purposes of this Agreement, “Disabled” shall mean the Employee has been determined to be disabled (i) under the Equifax Pension Plan, (ii) under the Company’s long-term disability plan covering the Employee, or (iii) in accordance with standards established by the Committee relating to the Employee’s inability to perform his duties as a result of injury or sickness.

                (b)           Termination for Cause or Voluntary Termination.  If the Employee’s employment with the Company is terminated by the Company for Cause or Employee voluntarily terminates employment without Good Reason, all outstanding unvested Deferred Shares granted to Employee shall expire immediately, and the Employee’s right to any such Deferred Shares shall terminate immediately upon the date that the Committee determines is the Employee’s date of termination of employment.

                For purposes of this Agreement, termination for “Cause” means termination by the Company of Employee’s employment upon (i) Employee’s willful and continued failure to substantially perform Employee’s duties with the Company (other than any failure resulting from Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer of the Company that specifically identifies the manner in which the Chief Executive Officer believes that the Employee has not substantially performed his duties, or (b) Employee’s willfully engaging in misconduct that is materially injurious to the Company, monetarily or otherwise.  For purposes of this Section 3(b), no act, or failure to act, on the Employee’s part will be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                For purposes of this Agreement, termination of employment for “Good Reason” shall mean termination by Employee of his employment based on:

(i)            A material diminution in Employee’s duties or responsibilities from those in effect on the date hereof provided that it shall not constitute Good Reason under this subsection (i) if Employee’s job is changed or Employee is reassigned to another position if the status and responsibilities of Employee’s job remain comparable; or

(ii)           A reduction by the Company in Employee’s base salary as in effect on the date hereof or as the Employee’s salary may be increased from time to time; or

(iii)          A failure by the Company to continue the Company’s incentive compensation plan(s) (“Incentive Plan”), as it may be modified from time to time, substantially in the form in effect as of the date hereof, or a failure by the Company to continue the Employee as a participant in the Incentive Plan on at least the basis of Employee’s participation as of the date hereof or to pay Employee the amounts that Employee would be entitled to receive in accordance with the Incentive Plan; or

(iv)          The Company’s requiring Employee to be based more than thirty-five (35) miles from the location where Employee is based as of the date hereof, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations as of the date hereof, or if Employee consents to that relocation, the failure by the Company to pay (or reimburse Employee for) all reasonable moving expenses incurred by Employee or to indemnify Employee against any loss realized in the sale of Employee’s principal residence in connection with that relocation;

(v)           The failure by the Company to continue in effect any retirement or compensation plan, supplemental retirement plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or any other benefit plan in which Employee is participating as of the date hereof (or provide substitute plans providing Employee with substantially similar benefits), the taking of any action by the Company that would adversely affect Employee’s participation or materially reduce Employee’s benefits under any of those plans or deprive Employee of any material fringe benefit enjoyed by Employee as of the date hereof, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is then entitled in accordance with the Company’s normal vacation practices in effect as of the date hereof; or

(vi)          The failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor to the assets or business of the Company.

                (c)           Termination Without Cause or With Good Reason.  If the Employee’s employment with the Company is terminated by the Company without Cause or the Employee terminates his employment with Good Reason, all outstanding unvested Deferred Shares shall immediately become nonforfeitable and transferable as of the date of Employee’s termination.

                (d)           Termination by Retirement.  If the Employee’s employment with the Company is terminated by his Retirement, outstanding unvested Deferred Shares shall vest in accordance with the schedule set forth below based upon Employee’s date of Retirement, with any additional vesting under such schedule becoming effective on the date of

Retirement.  The unvested Deferred Shares that do not become vested in accordance with such schedule shall be forfeited and expire immediately on the date of the Employee’s Retirement.

Percentage of
Date of Retirement	Deferred Shares Vested
Prior to December 20, 2005	33 1/3%
On or After December 20, 2005,	66 2/3%
but prior to December 20, 2006
On or After December 20, 2006	100%

For purposes of this Agreement, “Retirement” means Employee’s termination of employment with the Company or a Subsidiary (other than by the Company or a Subsidiary for Cause) at a time when Employee is eligible for immediate benefits under the Equifax Pension Plan, or in the absence of coverage under such plan or another applicable retirement plan, as determined by the Committee.

                (e)           Change in Control.  In the event a Change in Control occurs while the Employee is employed by the Company, all of the Deferred Shares awarded pursuant to this Agreement shall become nonforfeitable and transferable as of the date on which the Change in Control occurs.

                (f)              Employment with a Subsidiary.  For purposes of this Section and Section 13, employment with the Company includes employment with any Subsidiary of the Company.

4.             Cancellation and Rescission of Deferred Shares.

(a)           If, at any time, (i) during the Employee’s employment with the Company or (ii) during the one-year period after the Employee’s termination of employment with the Company for any reason, an Employee engages in any “Detrimental Activity” (as defined in subsection (b) below), the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, or otherwise forfeit the Employee’s rights to the Deferred Shares as of the first date the Employee engaged in the Detrimental Activity, as determined by the Committee.  Without limiting the generality of the foregoing, the Committee may also require the Employee  to pay to the Company any gain realized by the Employee due to the vesting or delivery of the Deferred Shares during the period beginning six (6) months prior to the date on which Participant engaged or began engaging in Detrimental Activity.

(b)           For purposes of this Agreement, “Detrimental Activity” shall mean and include any of the following:

(i)            the breach or violation of any other agreement between Employee and the Company relating to the protection of Confidential Information or Trade Secrets, the solicitation of employees, customers or suppliers, or the refraining from competition with the Company;

(ii)           the disclosure, reproduction or use of Confidential Information or Trade Secrets (each as defined below) for the benefit of the Employee or third parties except in connection with the performance of the Employee’s duties for the Company or, after advance notice to the Company, as required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction;

(iii)          the use, reproduction, disclosure or distribution of any information which the Company is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. § 1681 et. Seq.) and any state credit reporting statutes;

(iv)          the making, or causing or attempting to cause any other person to make, any statement, either written or oral, or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company;

(v)           the solicitation or attempt to solicit any customer or actively targeted potential customer of the Company with whom the Employee had material contact on the Company’s behalf during the 12 months immediately preceding the Employee’s termination of employment;

(vi)          the solicitation or recruitment, attempt to solicit or recruit, or the assistance of others in soliciting or recruiting, any individual who is or was, within 6 months of the date in question, an employee of the Company unless such former employee was terminated by the Company without Cause, or the inducement of (or attempt to induce) any such employee of the Company to terminate his employment with the Company; or

(vii)         the refusal or failure of an Employee to provide, upon the request of the Company, a certification, in a form satisfactory to the Company, that he or she is in full compliance with the terms and conditions of the Plan and this Agreement, including, without limitation, a certification that the Employee is not engaging in Detrimental Activity.

(c)           “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Company customers or suppliers which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

(d)           “Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by the Company which are treated as confidential by the Company and not generally disclosed by the Company to the public, and which relate to the business or financial affairs of the Company, including, but not limited to, financial statements and information, marketing strategies, business development plans, acquisition or divestiture plans, and product or process enhancement plans.

(e)           Should any provision of this Paragraph 4 be held to be invalid or illegal, such illegality shall not invalidate the whole of this Paragraph 4, but, rather, the Plan shall be construed as if it did not contain the illegal part or be narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.

5.             Stock Certificates.  Stock certificates evidencing the Deferred Shares shall be issued as of the Vesting Date and registered in the Employee’s name (or evidenced by a book entry or similar account).  Subject to Section 8 of this Agreement, certificates (or appropriate evidence of ownership) representing the unrestricted Common Shares will be delivered to the Employee (or to a party designated by the Employee) as soon as practicable after the Vesting Date.

6.             Release.  To be entitled to the accelerated vesting of the Deferred Shares under Section 3(c), Employee shall sign a release of claims in the form attached hereto as Exhibit A and the accelerated vesting of such Deferred Shares shall not become effective until such release has been properly executed and delivered, and until any revocation period has expired.

7.             Dividends.  Employees granted Deferred Shares shall not be entitled to receive any cash dividends, stock dividends or other distributions paid with respect to the Common Shares, except in circumstances where the distribution is covered by Section 18 below.

8.             Tax Withholding Obligations.  The Employee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the award, deferral, or settlement of the Deferred Shares.  Alternatively, the Company may, at its sole election, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises.  The Committee, in its discretion, may permit the Employee, subject to such conditions as the Committee shall require, to elect to have the Company withhold a number of Common Shares otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of the Employee’s estimated total federal, state, and local tax obligations associated with vesting or settlement of the Deferred Shares.  The Company shall not deliver any of the Common Shares until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.

9.             Restrictions on Transferability.  Until the Deferred Shares are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

10.           Rights as Shareholder.  Except as provided in Section 7, the Employee shall not have voting or any other rights as a shareholder of the Company with respect to the Deferred Shares.  Upon settlement of the Deferred Share units into Common Shares, the Employee will obtain full voting and other rights as a shareholder of the Company.

11.           Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

12.           Effect on Other Employee Benefit Plans.  The value of the Deferred Shares granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

13.           No Employment Rights.  The award of the Deferred Shares pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary, nor shall it interfere with or restrict the Company’s right to terminate the Employee’s employment at any time.

14.           Amendment.  This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affecting the rights of the Employee, hereunder may be made without the Employee’s written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Deferred Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Deferred Shares which are then subject to restrictions as provided herein.

15.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary.  Any notice to be given to Employee shall be addressed to Employee at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

16.           Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.           Construction.  The restricted stock units are being issued in the form of Deferred Shares pursuant to Section 8 (Deferred Shares) of the Plan and are subject to the terms of the Plan.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

18.           Adjustments to Deferred Shares.  The terms of this Deferred Share Award Agreement will be adjusted in such manner as the Committee determines in accordance with Section 10 of the Plan and any such adjustment shall be effective and final, binding and conclusive for all purposes of this Agreement

19.           Governing Law.  This Agreement will be governed by and enforced in accordance with the laws of the State of Georgia.

                IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

Employee		EQUIFAX INC

By:

Date: